As filed with the Securities and Exchange Commission on June 21, 2007

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM S-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

SL GREEN REALTY CORP.

(Exact name of registrant as specified in its charter)

Maryland

(State or other jurisdiction of incorporation or organization)

13-3956775

(I.R.S. Employer Identification Number)

420 Lexington Avenue

New York, New York  10170

(212) 594-2700

(Address, including zip code, and telephone number, including area code, of registrants’ principal executive offices)

Marc Holliday Chief Executive Officer
SL Green Realty Corp.
420 Lexington Avenue
New York, New York 10170
(212) 594-2700
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Larry P. Medvinsky, Esq.
Clifford Chance US LLP
31 West 52nd Street
New York, New York 10019
(212) 878-8000

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box: ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box: ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to Be Registered	Amount to Be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common stock (par value $.01 per share)	4,327,725	$136.46	$590,561,354	$18,131

(1)    This registration statement also relates to such additional shares of common stock as may be issued in connection with a stock split, stock dividend or similar transaction, pursuant to Rule 416 of the Securities Act of 1933, as amended.

(2)    Estimated pursuant to Rule 457(c) under the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee, based upon the average of the high and low reported sale prices of the common stock on the New York Stock Exchange on June 18, 2007.

PROSPECTUS

4,327,725 Shares

Common Stock

This prospectus relates to the offer and sale from time to time of up to 4,327,725 shares, or the registered shares, of our common stock, par value $.01 per share, by persons who receive such shares in exchange for the 3.00% Exchangeable Senior Notes due 2027, or the notes, issued and sold by our operating partnership, SL Green Operating Partnership, L.P., in a private transaction on March 26, 2007.  Under certain circumstances, we may issue shares of common stock upon the exchange or redemption of the notes.  In such circumstances, the recipients of such common stock, whom we refer to collectively herein as the selling stockholders, may use this prospectus to resell from time to time the shares of common stock that we may issue to them upon the exchange or redemption of the notes.  Additional selling stockholders may be named in a prospectus supplement, in a post-effective amendment, or in filings we make with the Securities and Exchange Commission under the Securities and Exchange Act of 1934, as amended, or the Exchange Act, which are incorporated by reference in this prospectus.  The registration of the common stock to which this prospectus relates does not necessarily mean that any of the selling stockholders will exchange their notes for common stock, that upon any exchange or redemption of the notes we will elect, in our sole and absolute discretion, to exchange or redeem some or all of the notes for shares of common stock rather than cash, or that any shares of common stock received upon exchange or redemption of the notes will be sold by the selling stockholders.

Our common stock is listed on the New York Stock Exchange, or the NYSE, under the symbol “SLG.” On June 20, 2007, the closing sale price of our common stock on the NYSE was $129.49 per share.

Investing in our common stock involves risks that are described in the “Risk Factors” section of our Annual Report on Form 10-K for the year ended December 31, 2006 and other reports that we may file from time to time with the Securities and Exchange Commission.

The selling stockholders from time to time may offer and sell registered shares held by them directly or through agents or broker-dealers on terms to be determined at the time of sale.  To the extent required, the names of any agent or broker-dealer and applicable commissions or discounts and any other required information with respect to any particular offer will be set forth in a prospectus supplement.  Each of the selling stockholders reserves the right to accept or reject, in whole or in part, any proposed purchase of Registered shares to be made directly or through agents.

The selling stockholders and any agents or broker-dealers that participate with the selling stockholders in the distribution of registered shares may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, as amended, or the Securities Act, and any commissions received by them and any profit on the sale of registered shares may be deemed to be underwriting commissions or discounts under the Securities Act.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

The date of this prospectus is June 21, 2007.

You should rely only on the information contained or incorporated by reference in this prospectus and any accompanying prospectus supplement. We have not authorized anyone to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. The information appearing in this prospectus, any accompanying prospectus supplement and the documents incorporated by reference herein or therein is accurate only as of their respective dates or on other dates which are specified in those documents. Our business, financial condition, results of operations and prospects may have changed since those dates.

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ABOUT THIS PROSPECTUS

This prospectus provides you with a general description of the offered shares of common stock. Each time the selling stockholders sell any of these offered shares of common stock, the selling stockholders will provide you with this prospectus and a prospectus supplement or other offering material, if applicable, that will contain specific information about the terms of that sale and the manner by which such shares of common stock are offered. The prospectus supplement or other offering material also may add, update or change any information contained in this prospectus. You should read both this prospectus and any prospectus supplement or other offering material, together with additional information described under the heading “Where You Can Find More Information.” Information incorporated by reference after the date of this prospectus may add, update or change information contained in this prospectus. Any information in such subsequent filings that is inconsistent with this prospectus will supersede the information in this prospectus or any earlier prospectus supplement.

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission, or SEC, under the Securities Act, using a “shelf” registration process. Under a shelf registration process, the selling stockholders may, from time to time, sell shares of common stock covered by this prospectus in one or more offerings. This prospectus and any accompanying prospectus supplement do not contain all of the information included in the registration statement. For further information, we refer you to the registration statement, including its exhibits, which can be read at the SEC’s web site (www.sec.gov) or at the SEC’s offices referred to under the heading “Where You Can Find More Information.” This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed or will be filed or incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described under the heading “Where You Can Find More Information.” You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date of each document.

As used in this prospectus, unless the context otherwise requires, the terms “we,” “us,” “our” and “our company” refer to SL Green Realty Corp. and all entities owned or controlled by SL Green Realty Corp., including SL Green Operating Partnership, L.P., our operating partnership. In addition, the term “properties” means those which we directly own by holding fee title, leasehold or otherwise or indirectly own, in whole or in part, by holding interests in entities that own such properties.

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THE COMPANY

We are a self-managed real estate investment trust, or a REIT, with in-house capabilities in property management, acquisitions, financing, development, construction and leasing. We are the only such REIT to own, manage, lease, acquire and reposition office properties predominantly located in Manhattan. We own substantially all of our assets and conduct all of our business through our operating partnership. We are the sole managing general partner of our operating partnership and as of March 31, 2007, we owned approximately 95.8% of the outstanding partnership interests in our operating partnership. All of the management and leasing operations with respect to our wholly-owned properties are conducted through SL Green Management LLC. Our operating partnership owns a 100% interest in SL Green Management LLC.

Our primary business objective is to maximize total return to stockholders through growth in funds from operations and appreciation in the value of our assets during any business cycle.  We seek to achieve this objective by assembling a high quality portfolio of Manhattan office properties and capitalizing on current opportunities in the Manhattan office market through: (i) property acquisitions (directly or through joint ventures) - acquiring office properties at significant discounts to replacement costs and with fully escalated in-place rents at a discount to current market rents which provide attractive initial yields and the potential for cash flow growth, as well as properties with significant vacancies; (ii) property repositioning - repositioning acquired retail and commercial office properties that are under-performing through renovations, active management and proactive leasing; (iii) property dispositions; (iv) integrated leasing and property management; and (v) structured finance investments inclusive of our investment in Gramercy Capital Corp., or Gramercy (NYSE:GKK), in the greater New York area.  Generally, we focus on properties that are within a ten-minute walk of midtown Manhattan’s primary commuter stations.

As of March 31, 2007, we owned the following interests in commercial office properties primarily in midtown Manhattan, a borough of New York City, or Manhattan, as well as Long Island City, Westchester County, Connecticut and New Jersey, which are collectively known as the Suburban assets:

Location	Ownership	Number of Properties	Square Feet	Weighted Average Occupancy (1)
Manhattan	Consolidated properties	26	14,145,000	98.2%
	Unconsolidated properties	8	7,966,900	95.9%

Suburban	Consolidated properties	28	4,660,900	90.5%
	Unconsolidated properties	1	1,402,000	100.0%
		63	28,174,800

(1)    The weighted average occupancy represents the total leased square feet divided by total available square feet.

We also own an aggregate of 505,000 square feet of retail (nine) and development (one) properties.  In addition, we manage three office properties owned by third parties and affiliated companies encompassing approximately 1.0 million rentable square feet.

We were incorporated in the State of Maryland on June 10, 1997. Our principal executive offices are located at 420 Lexington Avenue, New York, New York 10170 and our telephone number is (212) 594-2700. We maintain a website at www.slgreen.com. The information contained on or connected to our website is not incorporated by reference into this prospectus, and you must not consider the information to be a part of this prospectus.

RISK FACTORS

Investment in our securities involves a high degree of risk. You should carefully consider the risks described in the section “Risk Factors” contained in our Annual Report on Form 10-K for the year ended December 31, 2006 and our Quarterly Report on Form 10-Q for the three months ended March 31, 2007, which have been filed with the SEC, in addition to the other information contained in this prospectus, in an applicable prospectus supplement, or incorporated by reference herein, before purchasing any of our securities. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial may also materially and adversely affect our business operations. Any of these risks described could materially adversely affect our business, financial condition, results of operations, or ability to make distributions to our stockholders. In such case, you could lose a portion of your original investment. In connection with the forward-looking statements that appear in this prospectus, you should carefully review the factors discussed in our Annual Report on Form 10-K for the year ended December 31, 2006 and the cautionary statements referred to in “Forward-Looking Statements May Prove Inaccurate” beginning on page 3 of this prospectus.

FORWARD-LOOKING STATEMENTS MAY PROVE INACCURATE

This document and the documents that are incorporated by reference herein contain forward-looking statements, within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act, that are subject to risks and uncertainties. Forward-looking statements include information concerning possible or assumed future results of our operations, including any forecasts, projections and plans and objectives for future operations. You can identify forward-looking statements by the use of forward-looking expressions such as “may,” “will,” “should,” “expect,” “believe,” “anticipate,” “estimate,” “intend,” “project,” or “continue” or any negative or other variations on such expressions. Many factors could affect our actual financial results, and could cause actual results to differ materially from those in the forward-looking statements. These factors include, but are not limited to, the following:

•                        general economic or business (particularly real estate) conditions, either nationally or in New York City, being less favorable than expected;

•                        reduced demand for office space;

•                        risks of real estate acquisitions;

•                        risks of structured finance investments;

•                        availability and creditworthiness of prospective tenants;

•                        adverse changes in the real estate markets, including increasing vacancy, decreasing rental revenue and increased insurance costs;

•                        availability of capital (debt and equity);

•                        unanticipated increases in financing and other costs, including a rise in interest rates;

•                        market interest rates could adversely affect the market price for our common stock, as well as our performance and cash flows;

•                        our ability to satisfy complex rules in order for us to qualify as a REIT for federal income tax purposes, our operating partnership’s ability to satisfy the rules in order for it to qualify as a partnership for federal income tax purposes, the ability of certain of our subsidiaries to qualify as REITs and certain or our subsidiaries to qualify as Taxable REIT Subsidiaries (as defined below) for federal income tax purposes, and our ability and the ability of our subsidiaries to operate effectively within the limitations imposed by these rules;

•                        accounting principles and policies and guidelines applicable to REITs;

•                        competition with other companies;

•                        the continuing threat of terrorist attacks on the national, regional and local economies including, in particular, the New York City area and our tenants;

•                        legislative or regulatory changes adversely affecting REITs and the real estate business; and

•                        environmental, regulatory and/or safety requirements.

We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.   In light of these risks and uncertainties, the forward-looking events and circumstances discussed in this prospectus might not occur and actual results, performance or achievement could differ materially from that anticipated or implied in the forward-looking statements.

USE OF PROCEEDS

We will not receive any proceeds from the sale of any registered shares by the selling stockholders.  We will bear certain expenses of the registration of the registered shares under federal and state securities laws.  To the extent that we issue shares, our operating partnership issues partnership units to us.

DESCRIPTION OF COMMON STOCK

The following description of the terms of our common stock is only a summary and is subject to the applicable provisions of the Maryland General Corporation Law (‘‘MGCL’’).  This description is also subject to, and is qualified in its entirety by reference to, our articles of incorporation and bylaws, each as amended, each of which has previously been filed with the SEC and which are incorporated by reference in this prospectus.

General

Our articles of incorporation provide that we may issue up to 160,000,000 shares of common stock, $.01 par value per share.  Subject to the provisions of the articles of incorporation regarding excess stock, each outstanding share of common stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors, and, except as provided with respect to any other class or series of stock, the holders of this stock will possess the exclusive voting power.  There is no cumulative voting in the election of directors, which means that the holders of a majority of the outstanding shares of common stock can elect all of the directors then standing for election and the holders of the remaining shares will not be able to elect any directors.  On May 31, 2007, there were 59,666,855 shares of common stock outstanding.

Our shares of common stock currently outstanding are listed on the NYSE under the symbol ‘‘SLG.’’   Our shares of common stock that may be issued in exchange for the notes have been approved for listing on the NYSE, subject to official notice of issuance.

All shares of common stock issued will be duly authorized, fully paid and nonassessable.  Subject to the preferential rights of any other shares or series of stock and to the provisions of the articles of incorporation regarding excess stock, holders of shares of common stock are entitled to receive dividends on this stock if, as and when authorized and declared by our board of directors out of assets legally available therefor and to share ratably in our assets legally available for distribution to our stockholders in the event of our liquidation, dissolution or winding up after payment of or adequate provision for all of our known debts and liabilities.

Holders of shares of common stock have no preference, conversion, exchange, sinking fund, redemption or appraisal rights and have no preemptive rights to subscribe for any of our securities.  Subject to the provisions of the articles of incorporation regarding excess stock, shares of common stock will have equal dividend, liquidation and other rights.

Provisions of our Articles of Incorporation

The articles of incorporation authorize our board of directors to reclassify any unissued shares of common stock into other classes or series of classes of stock and to establish the number of shares in each class or series and to set the preferences, conversion and other rights, voting powers, restrictions, limitations and restrictions on ownership, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption for each class or series.

Our board of directors is divided into three classes of directors, each class constituting approximately one-third of the total number of directors, with the classes serving staggered terms. At each annual meeting of stockholders, the class of directors to be elected at the meeting will be elected for a three-year term and the directors in the other two classes will continue in office.  We believe that classified directors help to assure the continuity and stability of our board of directors and our business strategies and policies as  determined by the board of directors. The use of a staggered board may delay or defer a change in our control of or the removal of incumbent management.

The articles of incorporation also provide that, except for any directors who may be elected by holders of a class or series of capital stock other than our common stock, directors may be removed only for cause and only by the affirmative vote of stockholders holding a majority of all the votes entitled to be cast for the election of directors. Vacancies on the board of directors may be filled by the affirmative vote of a majority of the remaining directors.

Restrictions on Ownership

For us to qualify as a REIT under the Internal Revenue Code of 1986, as amended, which we refer to as the Code, not more than 50% in value of our outstanding common stock may be owned, directly or indirectly, by five or fewer individuals, according to the definition in the Code, during the last half of a taxable year and the common stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year.  To satisfy the above ownership requirements and other requirements for qualification as a REIT, our board of directors has adopted, and the stockholders prior to the initial public offering approved, a provision in the articles of incorporation restricting the ownership or acquisition of shares of our capital stock.

Transfer Agent and Registrar

The transfer agent and registrar for the common stock is The Bank of New York.

CERTAIN ANTI-TAKEOVER PROVISIONS OF MARYLAND LAW

The following summary of certain anti-takeover provisions of Maryland law does not purport to be complete and is subject to and qualified in its entirety by reference to Maryland law, our articles of incorporation and bylaws, each as amended.

Business Combinations

Under the MGCL, certain “business combinations” (including a merger, consolidation, share exchange or, in certain circumstances, an asset transfer or issuance or transfer of equity securities or reclassification of equity securities) between a Maryland corporation and any person who beneficially, directly or indirectly, owns 10% or more of the voting power of the corporation or an affiliate of the corporation who, at any time within the two-year period immediately prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then-outstanding voting stock of the corporation, an interested stockholder, or an affiliate of such an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. Thereafter, any such business combination must be recommended by the board of directors of such corporation and approved by the affirmative vote of at least (a) 80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation and (b) two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares of voting stock held by the interested stockholder with whom (or with whose affiliate) the business combination is to be effected, unless, among other conditions, the corporation’s common stockholders receive a minimum price (as defined in the Maryland corporation law) for their shares and the consideration is received in cash or in the same form as previously paid by the interested stockholder for its shares. These provisions of the Maryland corporation law do not apply, however, to business combinations that are approved or exempted by a board of directors prior to the time that the interested stockholder becomes an interested stockholder. A person is not an interested stockholder under the statute if the board of directors approved in advance the transaction by which the person otherwise would have become an interested stockholder.

Our board of directors may provide that its approval is subject to compliance with any terms and conditions determined by it. However, pursuant to the statute, our board of directors has by resolution opted out of these provisions of the Maryland corporation law and, consequently, the five-year prohibition and the super-majority vote requirements will not apply to business combinations between us and any interested stockholder of our company. As a result, anyone who later becomes an interested stockholder may be able to enter into business combinations with us that may not be in the best interest of our stockholders without compliance by our company with the super-majority vote requirements and the other provisions of the statute. However, no assurances can be given that such resolution will not be modified, amended or revoked in the future or that the provisions of the MGCL relative to business combinations will not be reinstated or again become applicable to us.

Control Share Acquisitions

The MGCL provides that “control shares” of a Maryland corporation acquired in a “control share acquisition” have no voting rights except to the extent approved at a special meeting by the affirmative vote of two-thirds of the votes entitled to be cast on the matter, excluding shares of stock in a corporation in respect of which any of the following persons is entitled to exercise or direct the exercise of the voting power of shares of stock of the corporation in the election of directors: (i) a person who makes or proposes to make a control share acquisition, (ii) an officer of the corporation or (iii) an employee of the corporation who is also a director of the corporation. “Control shares” are voting shares of stock which, if aggregated with all other such shares of stock owned by the acquiror or in respect of which the acquiror is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiror, directly or indirectly, to exercise or direct the exercise of, voting power in electing directors within one of the following ranges of voting power: (i) one-tenth or more but less than one-third, (ii) one-third or more but less than a majority, or (iii) a majority or more of all voting power. Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A “control share acquisition” means the acquisition, directly or indirectly, of control shares, subject to certain exceptions.

A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses), may compel our board of directors to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting.

If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then, subject to certain conditions and limitations, the corporation may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquiror or of any meeting of stockholders at which the voting rights of such shares are considered and not approved. If voting rights for control shares are approved at a stockholders meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition.

The control share acquisition statute does not apply (a) to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction or (b) to acquisitions approved or exempted by the charter or bylaws of the corporation.

Our bylaws contain a provision exempting from the control share acquisition statute any and all acquisitions by any holder of our shares. There can be no assurance that this provision will not be amended or eliminated at any time in the future.

Anti-Takeover Effect of Certain Provisions of Maryland Law

The business combination provisions and the control share acquisition provisions of the MGCL could delay, defer or prevent a transaction or a change in control of our company that might involve a premium price for holders of securities or otherwise be in their best interests.

RESTRICTIONS ON OWNERSHIP OF CAPITAL STOCK

Excess Stock

Our articles of incorporation provide that we may issue up to 75,000,000 shares of excess stock, par value $.01 per share. For a description of excess stock, See “Restrictions on Ownership” below.

Restrictions on Ownership

For us to qualify as a REIT under the Code, among other things, not more than 50% in value of our outstanding capital stock may be owned, directly or indirectly, by five or fewer individuals during the last half of a taxable year, other than the first year, and the shares of capital stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months, other than the first year, or during a proportionate part of a shorter taxable year. Pursuant to the Code, common stock held by specific types of entities, such as pension trusts qualifying under Section 401(a) of the Code, United States investment companies registered under the Investment Company Act of 1940, as amended, partnerships, trusts and corporations, will be attributed to the beneficial owners of these entities for purposes of the five or fewer requirement. Generally, for the purposes of restrictions on ownership, the beneficial owners of these entities will be counted as our stockholders.

In order to protect us against the risk of losing our status as a REIT due to a concentration of ownership among our stockholders, our articles of incorporation, subject to exceptions, provide that no shareholder may own, or be deemed to own by virtue of certain attribution provisions of the Code, more than 9.0%, which we refer to as the “Ownership Limit,” of the aggregate number or value of our outstanding shares of common stock.  Limitations on the ownership of preferred stock may also be imposed by us.  Any direct or indirect ownership of shares of stock in excess of the Ownership Limit or that would result in our disqualification as a REIT, including any transfer that results in shares of capital stock being owned by fewer than 100 persons or results in our being “closely held” within the meaning of Section 856(h) of the Code, shall be null and void, and the intended transferee will acquire no rights to the shares of capital stock.  The foregoing restrictions on transferability and ownership will not apply if our board of directors determines that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT.  Our board of directors may, in its sole discretion, waive the Ownership Limit if evidence satisfactory to the board of directors and our tax counsel is presented that the changes in ownership will not then or in the future jeopardize our REIT status and our board of directors otherwise decides that this action is in our best interest.

Shares of capital stock owned, or deemed to be owned, or transferred to a shareholder in excess of the Ownership Limit will automatically be converted into shares of excess stock that will be transferred, by operation of law, to the trustee of a trust for the exclusive benefit of one or more charitable organizations described in Section 170(b)(1)(A) and 170(c) of the Code.  The trustee of the trust will be deemed to own the excess stock for the benefit of the charitable beneficiary on the date of the violative transfer to the original transferee-shareholder. Any dividend or distribution paid to the original transferee-shareholder of excess stock prior to the discovery by us that capital stock has been transferred in violation of the provisions of our articles of incorporation shall be repaid to the trustee upon demand. Any dividend or distribution authorized and declared but unpaid shall be rescinded as void from the beginning with respect to the original transferee-shareholder and shall instead be paid to the trustee of the trust for the benefit of the charitable beneficiary.  Any vote cast by an original transferee-shareholder of shares of capital stock constituting excess stock prior to the discovery by us that shares of capital stock have been transferred in violation of the provisions of the articles of incorporation shall be rescinded as void from the beginning.  While the excess stock is held in trust, the original transferee-shareholder will be deemed to have given an irrevocable proxy to the trustee to vote the capital stock for the benefit of the charitable beneficiary.   The trustee of the trust may transfer the interest in the trust representing the excess stock to any person whose ownership of the shares of capital stock converted into this excess stock would be permitted under the Ownership Limit. If this transfer is made, the interest of the charitable beneficiary shall terminate and the proceeds of the sale shall be payable to the original transferee shareholder and to the charitable beneficiary as described herein.  The original transferee-shareholder shall receive the lesser of (a) the price paid by the original transferee- shareholder for the shares of capital stock that were converted into excess stock or, if the original transferee-shareholder did not give value for the shares, the average closing price for the class of shares from which the shares of capital stock were converted for the ten trading days immediately preceding the sale or gift, and (b) the price received by the trustee from the sale or other disposition of the excess stock held in trust. The trustee may reduce the amount payable to the original transferee-shareholder by the amount of dividends and distributions relating to the shares of excess stock which have been paid to the original transferee-shareholder and are owed by the original transferee-shareholder to the trustee.  Any proceeds in excess of the amount payable to the original transferee-shareholder shall be paid by the trustee to the charitable beneficiary. Any liquidation distributions relating to excess stock shall be distributed in the same manner as proceeds of a sale of excess stock.  If the foregoing transfer restrictions are determined to be void or invalid by virtue of any legal decision, statute, rule or regulations, then the original transferee-shareholder of any shares of excess stock may be deemed, at our option, to have acted as an agent on behalf of us in acquiring the shares of excess stock and to hold the shares of excess stock on our behalf.

In addition, we will have the right, for a period of 90 days during the time any shares of excess stock are held in trust, to purchase all or any portion of the shares of excess stock at the lesser of (a) the price initially paid for the shares by the original transferee-shareholder, or if the original transferee-shareholder did not give value for the shares, the average closing price for the class of stock from which the shares of excess stock were converted for the ten trading days immediately preceding the sale or gift, and (b) the average closing price for the class of stock from which the shares of excess stock were converted for the ten trading days immediately preceding the date we elect to purchase the shares.  We may reduce the amount payable to the original transferee-shareholder by the amount of dividends and distributions relating to the shares of excess stock which have been paid to the original transferee- shareholder and are owed by the original transferee-shareholder to the trustee.  We may pay the amount of the reductions to the trustee for the benefit of the charitable beneficiary.  The 90-day period begins on the later date of which notice is received of the violative transfer if the original transferee- shareholder gives notice to us of the transfer or, if no notice is given, the date the board of directors determines that a violative transfer has been made.

These restrictions will not preclude settlement of transactions through the NYSE.

All certificates representing shares of stock will bear a legend referring to the restrictions described above.

Each shareholder shall upon demand be required to disclose to us in writing any information with respect to the direct, indirect and constructive ownership of capital stock of our company as the board of directors deems necessary to comply with the provisions of the Code applicable to REITs, to comply with the requirements of any taxing authority or governmental agency or to determine any such compliance.

The Ownership Limit may have the effect of delaying, deferring or preventing a change in control of our company unless the board of directors determines that maintenance of REIT status is no longer in the best interest of our company.

SELLING STOCKHOLDERS

The notes were originally issued by our operating partnership and sold by the initial purchaser of the notes in transactions exempt from the registration requirements of the Securities Act to persons reasonably believed by the initial purchaser to be qualified institutional buyers as defined by Rule 144A under the Securities Act.  Under certain circumstances, we may issue shares of common stock upon the exchange or redemption of the notes.  In such circumstances, the recipients of shares of common stock, including their transferees, pledges or donors or their successors, whom we refer to as the selling stockholders, may use this prospectus to resell from time to time the shares of common stock that we may issue to them upon the exchange or redemption of the notes.  Information about selling stockholders is set forth herein and information about additional selling stockholders may be set forth in a prospectus supplement, in a post-effective amendment, or in filings we make with the SEC under the Exchange Act, which are incorporated by reference in this prospectus.

The table below provides, as of June 21, 2007, the names of each selling stockholder and the number of shares of common stock offered by each selling stockholder.  As we are not obligated to issue common stock upon exchange or redemption of the notes and the selling stockholders may sell all, some or none of their shares of common stock, no estimate can be made of the aggregate number of shares of common stock that are to be offered hereby, or the aggregate number of shares of common stock that will be owned by each selling stockholder upon completion of the offering to which this prospectus relates.  The number of shares in the column “Number of shares offered hereby” includes the number of shares of common stock the selling stockholder may receive in exchange for the notes, except as noted.  Amounts shown in the column “Number of shares owned before the offering” represent the number of securities shown in the column “Number of shares offered hereby” plus shares of common stock owned by the selling stockholders that are not covered by the registration statement of which this prospectus forms a part.

The number of shares of common stock issuable upon the exchange or redemption of the notes shown in the table below assumes exchange of the full amount of notes held by each selling stockholder at the initial exchange rate of 5.7703 shares of common stock per $1,000 principal amount of notes and a cash payment in lieu of any fractional share.  This exchange rate is subject to adjustment in certain events.  Accordingly, the number of shares of common stock issued upon the exchange or redemption of the notes may increase or decrease from time to time.

With respect to the information presented concerning the selling stockholders listed in the table below, we have not conducted any independent inquiry or investigation to ascertain that information and have relied on written questionnaires furnished to us by the selling stockholders for the express purpose of including that information in this prospectus.  Based upon information provided by the selling stockholders, none of the selling stockholders has, or within the past three years has had, any position, office or other material relationship with us or any of our affiliates, except that an affiliate of one of the selling stockholders, Citigroup Global Markets Inc., is a lender under our 2005 unsecured revolving credit facility and acted as the initial purchaser in the original issuance of the notes on March 26, 2007.

The shares of common stock offered by this prospectus may be offered from time to time by the selling stockholders named below:

Name	Number of shares owned before the offering	Number of shares offered hereby (1)	Number of shares owned after the offering (2)	Percentage of shares owned after the offering (2)(3)
Citigroup Global Markets Inc.* (4)	11,044	11,044	0	+
CNH CA Master Account, L.P. (5)	43,277	43,277	0	+
CQS Convertible and Quantitative Strategies Master Fund Limited (6)	245,237	245,237	0	+
UBS Securities LLC* (7)	123,860	28,851	95,009	+
LDG Limited (8)	371,000	371,000	0	+
Polygon Global Opportunities Master Fund (9)	432,772	432,772	0	+
DKR SoundShore Oasis Holding Fund Ltd. (10)	28,852	28,852	0	+
Stark Master Fund Ltd.* (11)	155,798	155,798	0	+
HBK Master Fund L.P.* (12)	28,852	28,852	0	+
Magnetar Capital Master Fund, Ltd (13)	100,980	100,980	0	+
SuttonBrook Capital Portfolio LP (14)	86,555	86,555	0	+
JMG Triton Offshore Fund, Ltd. (15)	31,736	31,736	0	+
S.A.C. Arbitrage Fund, LLC (16)	57,703	57,703	0	+
Deutsche Bank Securities* (17)	28,852	28,852	0	+
DBAG London* (18)	181,764	181,764	0	+
Alexandra Global Master Fund Ltd. (19)	57,703	57,703	0	+
TQA Master Fund Ltd. (20)	13,653	13,653	0	+
TQA Master Plus Fund Ltd. (21)	8,552	8,552	0	+
Zurich Institutional Benchmarks Master Fund Ltd. c/o TQA Investors, LLC (22)	4,507	4,507	0	+
Linden Capital LP (23)	40,392	40,392	0	+
D.E. Shaw Valence Portfolios, L.L.C.* (24)	875,563	57,703	817,860	1.37%
San Francisco City and County ERS (25)	6,786	6,786	0	+
Advent Convertible Arb Master (26)	16,122	16,122	0	+
HFRCA Opportunity Master Trust (27)	675	675	0	+
Alcon Laboratories (28)	2,389	2,389	0	+
Occidental Petroleum Corporation (29)	1,581	1,581	0	+
British Virgin Islands Social Security Board (30)	791	791	0	+
City University of New York (CUNY) (31)	687	687	0	+
Grady Hospital Foundation (32)	656	656	0	+
Independence Blue Cross (KHPE Advent Convertible) (33)	3,606	3,606	0	+
Pro Mutual (34)	4,339	4,339	0	+
The Police and Fire Retirement System of the City of Detroit (35)	2,654	2,654	0	+
Trustmark Insurance Company (36)	1,702	1,702	0	+
Lyxor Master Trust Fund (37)	514	514	0	+
GMIMCO Trust (38)	8,880	8,880	0	+
Advent Enhanced Phoenix (39)	23,081	23,081	0	+
Grace Convortible Arbitrage Fund, Ltd. (40)	28,850	28,850	0	+
Inflective Convertible Opportunity Fund I, Limited* (41)	26,543	26,543	0	+
Lyxor/Inflective Convertible Opportunity Fund* (42)	8,655	8,655	0	+
Inflective Convertible Opportunity Fund I, L.P.* (43)	13,849	13,849	0	+
Institutional Benchmark Series-Ivan Segregated Acct.* (44)	9,232	9,232	0	+
Institutional Benchmark Series Limited (45)	1,298	1,298	0	+
Credit Suisse Securities Ltd, USA* (46)	28,852	28,852	0	+
Highbridge International LLC (47)	36,064	36,064	0	+
Highbridge Convertible Arbitrage Master Fund, L.P. (48)	38,084	38,084	0	+
Redbrick Capital Master Fund, LTD (49)	86,555	86,555	0	+
All other holders of notes or future transferees of such holders**	1,959,497	1,959,497	0	+
Total	5,240,594	4,327,725	912,869	1.53%

+                                         Less than 1%.

*                                         The selling stockholders identified with this symbol have identified that they are, or are affiliates of, registered broker-dealers.  These selling stockholders have represented that they acquired their securities in the ordinary course of business and in the open market, and, at the time of the acquisition of the securities, had no agreements or understandings, directly or indirectly, with any person to distribute the securities.  To the extent that we become aware that any such Selling Stockholder did not acquire its securities in the ordinary course of business or did have such an agreement or understanding, we will file a post-effective amendment to the registration statement of which this prospectus is a part to designate such person as an “underwriter” within the meaning of the Securities Act.

**                                  Information about other selling stockholders will be set forth in one or more prospectus supplements or amendments, if required. Assumes that any other holder of notes or any future transferee of any such holder does not beneficially own any of our common shares other than the common shares issuable upon exchange of the notes at the initial exchange rate.

(1)                                  Represents the maximum number of common shares issuable in exchange for all of the Selling Stockholder’s notes, based on the initial conversion rate of 5.7703 of our common shares per $1,000 principal amount of the notes.  This conversion rate is, however, subject to adjustment.  As a result, the number of our common shares issuable upon conversion of the notes may increase or decrease in the future.

(2)                                  Assumes the Selling Stockholder sells all of its shares of Common Stock offered pursuant to this prospectus.

(3)                                  Based on a total of 59,666,855 shares of Common Stock outstanding as of May 31, 2007.

(4)                                  Citigroup Global Markets Inc. is a subsidiary of Citigroup Inc.

(5)                                  CNH Partners, LLC is investment advisor of CNH CA Master Account L.P. and has sole voting and dispositive power over the Registered Securities.  Investment principals for CNH Partners, LLC are Robert Krail, Mark Mitchell and Todd Pulvino.

(6)                                  Alan Smith, Dennis Hunter, Karla Bolden, Jane Fleming and Gary Tremiou are the Directors of CQS Convertible and Quantitative Strategies Master Fund Limited.

(7)                                  UBS Securities LLC is required to file periodic and other reports with the Securities and Exchange Commission pursuant to Section 13(a) or 15(d) of the Exchange Act.

(8)                                  TQA Investors LLC has sole investment power and sole voting power.  Its members are: Paul Bucci, Darren Langis, Andrew Anderson and Steven Potamis.

(9)                                  Polygon Investment Partner LLP and Polygon Investment Partners LP, Polygon Investments Ltd., Alexander E. Jackson, Reade E. Griffith, and Patrick G. G. Dear share voting and dispositive power of the securities held by Polygon Global Opportunities Master Fund.  Polygon Investment Partner LLP and Polygon Investment Partners LP, Polygon Investments Ltd., Alexander E. Jackson, Reade E. Griffith, and Patrick G. G. Dear disclaim beneficial ownership of the securities held by Polygon Global Opportunities Fund.

(10)                            The investment manager of DKR SoundShore Oasis Holding Fund Ltd. is DKR Oasis Management Company LP.  DKR Oasis Management Company LP has the authority to do any and all acts on behalf of DKR SoundShore Oasis Holding Fund, Ltd., including voting any shares held by DKR SoundShore Oasis Holding Fund, Ltd.  Mr. Seth Fischer is the managing partners of Oasis Management Holdings LLC, one of the general partners of DKR Oasis Management Company LP.  Mr. Fischer has ultimate responsibility for investments with respect to DKR SoundShore Oasis Holding Fund Ltd.  Mr. Fischer disclaims beneficial ownership of the shares.

(11)                            Michael A. Roth and Brian J. Stark have voting and investment control over the securities held by Stark Master Fund Ltd. , but Messrs. Roth and Stark disclaim beneficial ownership of such securities.

(12)                            HBK Investments L.P., a Delaware limited partnership, has shared voting and dispositive power over the Registrable Securities pursuant to an Investment Management Agreement between HBK Investments L.P. and the HBK Master Fund L.P.  HBK Investments L.P. has delegated discretion to vote and dispose of the Registrable Securities to HBK  Services LLC.  The following individuals may be deemed to have control over HBK Investments L.P.: Jamiel A. Akhtar, Richard L. Booth, David C. Haley, Laurence H. Lebowitz , and William E. Rose.

(13)                            Magnetar Financial LLC is the investment advisor of Magnetar Capital Master Fund, Ltd. and consequently has voting control and investment discretion over securities held by Magnetar Capital Master Fund, Ltd.  Magnetar Financial LLC disclaims beneficial ownership of the shares held by Magnetar Capital Master Fund, Ltd.  Alec Litowitz has voting control over Supernova Management LLC, the general partner of Magnetar Capital Partners LP, the sole managing member of Magnetar Financial LLC.  As a resul, Mr. Litowitz may be considered the beneficial owner of any shares deemed to be beneficially owned by Magnetar Financial LLC.  Mr. Litowitz disclaims beneficial ownership of these shares.

(14)                            SuttonBrook Capital Management LP is the investment manager of SuttonBrook Capital Portfolio LP.  John London and Steven M Weinstein are the natural persons with control and voting power over SuttonBrook Capital Management LP.

(15)                            JMG Trinton Offshore Fund, Ltd. is an international business company organized under the laws of the British Virgin Islands.  JMG Trinton Offshore Fund, Ltd’s investment manager is Pacific Assets Management LLC, a Delaware limited liability company that has voting and dispositive power over the investments of JMG Trinton Offshore Fund, Ltd.  The equity interests of Pacific Assets Management LLC are owned by Pacific Capital Management, Inc., a California corporation and Asset Alliance Holding Corp., a Delaware corporation.  The equity interests of Pacific Capital Management, Inc. are owned by Messrs. Roger Richter, Jonathan M. Glaser and Daniel A. David.  Messrs. Glaser and Richter have sole investment discretion over the JMG Trinton Offshore Fund, Ltd.’s portfolio holdings.

(16)                            Each of S.A.C. Capital Advisors, LLC, a Delaware limited liability company, and S.A.C. Capital Management, LLC, a Delaware limited liability company, share all investment and voting power with respect to the securities held by S.A.C. Arbitrage Fund, LLC.  Mr. Steven A. Cohen controls both S.A.C. Capital Advisers, LLC and S.A.C. Capital Management, LLC.  Each of S.A.C. Capital Advisers, LLC, S.A.C. Capital Management, LLC and Mr. Cohen disclaim beneficial ownership of the securities.

(17)                            Deutsche Bank Securities is a publicly held company.

(18)                            Partick Corrigan is the controlling person of DBAG London.

(19)                            Mikhail Filimonor is controlling person for Alexandra Global Master Fund Ltd.

(20)                            TQA Investors, LLC, an SEC registered investment adviser for TQA Master Fund Ltd., has sole investment power and shared voting power over any Registered Securities.  The principals of TQA Investors, LLC are Robert Butman, John Idone, Paul Bucci, George Esser, Bartholomew Tesoriero, DJ Langis and Andrew Anderson.

(21)                            TQA Investors, LLC, an SEC registered investment adviser for TQA Master Plus Fund Ltd., has sole investment power and shared voting power over any Registered Securities.  The principals of TQA Investors, LLC are Robert Butman, John Idone, Paul Bucci, George Esser, Bartholomew Tesoriero, DJ Langis and Andrew Anderson.

(22)                            TQA Investors, LLC, an SEC registered investment adviser for Zurich Institutional Benchmarks Master Fund c/o TQA Investors, LLC, has sole investment power and shared voting power over any Registered Securities.  The principals of TQA Investors, LLC are Robert Butman, John Idone, Paul Bucci, George Esser, Bartholomew Tesoriero, DJ Langis and Andrew Anderson.

(23)                            Siu Min Wong is the controlling person of Linden Capital LP.

(24)                            D.E. Shaw & Co. L.P., as either managing member or investment adviser, has voting and investment control over any shares of Common Stock issuable upon conversion of the Notes owned by D.E. Shaw Valence Portfolios, L.L.C.  Julius Gaudio, Eric Wespic, and Anne Dinning, or their designees exercise voting and investment control over the notes on D.E. Shaw & Co. L.P.’s behalf.

(25)                            Tracy Maitland is the controlling person of San Francisco City and County ERS.

(26)                            Tracy Maitland is the controlling person of Advent Convertible Arb Master.

(27)                            Tracy Maitland is the controlling person of HFRCA Opportunity Master Trust.

(28)                            Tracy Maitland is the controlling person of Alcon Laboratories.

(29)                            Tracy Maitland is the controlling person of Occidental Petroleum Corporation.

(30)                            Tracy Maitland is the controlling person of British Virgin Islands Social Security Board.

(31)                            Tracy Maitland is the controlling person of City University of New York (CUNY).

(32)                            Tracy Maitland is the controlling person of Grady Hospital Foundation.

(33)                            Tracy Maitland is the controlling person of Independence Blue Cross (KHPE Advent Convertible).

(34)                            Tracy Maitland is the controlling person of Pro Mutual.

(35)                            Tracy Maitland is the controlling person of The Police and Fire Retirement System of the City of Detroit.

(36)                            Tracy Maitland is the controlling person of Trustmark Insurance Company.

(37)                            Tracy Maitland is the controlling person of Lyxor Master Trust Fund.

(38)                            Tracy Maitland is the controlling person of GMIMCO Trust.

(39)                            Tracy Maitland is the controlling person of Advent Enhanced Phoneix.

(40)                            Michael Brailon is the controlling person of Grace Convortible Arbitrage Fund, Ltd.

(41)                            Thomas J. Ray is the controlling person of Inflective Convertible Opportunity Fund I, LP.

(42)                            Thomas J. Ray is the controlling person of Lyxor/Inflective Convertible Opportunity Fund .

(43)                            Thomas J. Ray is the controlling person of Inflective Convertible Opportunity Fund I, LTD.

(44)                            Thomas J. Ray is the controlling person of Institutional Benchmarks Series-IVAN Segregated Account.

(45)                            Tracy Maitland is the controlling person of Institutional Benchmark Series Limited.

(46)                            Credit Suisse Securities LLC USA, is an investment company registered under the Investment Company Act of 1940, as amended.

(47)                            Highbridge Capital Management, LLC is the trading manager of Highbridge International LLC and has voting control and investment discretion over the securities held by Highbridge International LLC.  Glenn Dubin and Henry Swieca control Highbridge Capital Management, LLC and have voting control and investment discretion over the securities held by Highbridge International LLC.  Each of Highbridge Capital Management, LLC, Glenn Dubin and Henry Swieca disclaims beneficial ownership of the securities held by Highbridge International LLC.

(48)                            Highbridge Capital Management, LLC is the trading manager of Highbridge Convertible Arbitrage Master Fund, L.P. and has voting control and investment discretion over the securities held by Highbridge Convertible Arbitrage Master Fund, L.P.  Glenn Dubin and Henry Swieca control Highbridge Capital Management, LLC and have voting control and investment discretion over the securities held by Highbridge Convertible Arbitrage Master Fund, L.P.  Each of Highbridge Capital Management, LLC, Glenn Dubin and Henry Swieca disclaims beneficial ownership of the securities held by Highbridge Convertible Arbitrage Master Fund, L.P.

(49)         Jeff Baum and Tony Morgan are the controlling persons of Redbrick Capital Master Fund, Ltd.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion summarizes the material federal income tax consequences that are generally applicable to prospective holders of SL Green common stock. The specific tax consequences of owning the offered securities will vary depending on the circumstances of a particular stockholder. The discussion contained herein does not address all aspects of federal income taxation that may be relevant to particular holders. Therefore, we strongly recommend that stockholders review the following discussion and then consult with a tax advisor to determine the anticipated tax consequences of owning the offered securities.

The information in this section and the opinions of Greenberg Traurig, LLP are based on the Code, existing and proposed Treasury regulations thereunder, current administrative interpretations and court decisions. We cannot assume that future legislation, Treasury regulations, administrative interpretations and court decisions will not significantly change current law or affect existing interpretations of current law in a manner which is adverse to stockholders. Any such change could apply retroactively to transactions preceding the date of change. We cannot assume that the opinions and statements set forth herein, which do not bind the IRS or the courts, will not be challenged by the IRS or will be sustained by a court if so challenged.

This summary does not discuss state, local or foreign tax considerations. Except where indicated, the discussion below describes general federal income tax considerations applicable to individuals who are U.S. persons for federal income tax purposes (as described below) and who hold the offered securities as “capital assets” within the meaning of Section 1221 of the Code. Accordingly, the following discussion has limited application to domestic corporations and persons subject to specialized federal income tax treatment, such as foreign persons, trusts, estates, tax-exempt entities, regulated investment companies and insurance companies.

Under applicable Treasury regulations a provider of advice on specific issues of law is not considered an income tax return preparer unless the advice is (i) given with respect to events that have occurred at the time the advice is rendered and is not given with respect to the consequences of contemplated actions, and (ii) is directly relevant to the determination of an entry on a tax return. Accordingly, prospective stockholders should consult their respective tax advisors and tax return preparers regarding the preparation of any item on a tax return, even where the anticipated tax treatment has been discussed herein. In addition, prospective stockholders are urged to consult with their own tax advisors with regard to the application of the federal income tax laws to such stockholders’ respective personal tax situations, as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Taxation of the Company

We elected to be taxed as a REIT under Sections 856 through 860 of the Code effective for our taxable year ended December 31, 1997.  We believe that we have been organized and have operated, and we intend to continue to operate, in a manner to qualify as a REIT.  In the opinion of Greenberg Traurig, LLP, commencing with our taxable year ended December 31, 2001, we have been organized and have been operated in conformity with the requirements for qualification and taxation as a REIT under the Code and our proposed method of operation will enable us to continue to meet the requirements for qualification and taxation as a REIT under the Code.  This opinion is based on factual representations relating to the organization and operation of us, our operating partnership, our respective subsidiaries, factual representations relating to our continued efforts to comply with the various REIT tests and such documents that Greenberg Traurig, LLP has considered necessary or appropriate to review as a basis for rendering this opinion.  Qualification and taxation as a REIT depends upon our ability to meet on a continuing basis, through actual annual operating results, the various qualification tests imposed under the Code.  Greenberg Traurig, LLP will not review compliance with these tests on a continuing basis.  See “Failure to Qualify” below.

The following is a general summary of the material Code provisions that govern the federal income tax treatment of a REIT and its stockholders.  These provisions of the Code are highly technical and complex.

If we qualify for taxation as a REIT, we generally will not be subject to federal corporate income taxes on net income that we distribute currently to stockholders.  This treatment substantially eliminates the double taxation

(taxation at both the corporate and stockholder levels) that generally results from investment in a corporation.  However, we will be subject to federal income and excise tax in specific circumstances, including the following:

•                        we will be taxed at regular corporate rates on any undistributed REIT taxable income, including undistributed net capital gains, other than retained capital gains as discussed below.

•                        we may be subject to the alternative minimum tax on our items of tax preference.

•                        if we have (a) net income from the sale or other disposition of foreclosure property (which is, in general, property acquired by foreclosure or otherwise on default of a loan secured by the property) held primarily for sale to customers in the ordinary course of business or (b) other nonqualifying income from foreclosure property, we will be subject to tax at the highest corporate rate on such income.

•                        if we have net income from prohibited transactions, which are, in general, sales or other dispositions of property held primarily for sale to customers in the ordinary course of business, such income will be subject to a 100% tax.

•                        if we fail to satisfy either the 75% gross income test or the 95% gross income test, but nonetheless maintain our qualification as a REIT because other requirements have been met, we will be subject to a 100% tax on (i) the greater of (a) the amount by which we fail the 75% test and (b) the amount by which we fail the 95% test, multiplied by (ii) a fraction intended to reflect our profitability.

•                        if we fail to distribute during each calendar year at least the sum of (a) 85% of our REIT ordinary income for such year, (b) 95% of our REIT capital gain net income for such year and (c) any undistributed taxable income from prior years, we will be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed.

•                        if we acquire any asset from a corporation generally subject to full corporate level tax in a transaction in which the basis of the asset in our hands is determined by reference to the basis of the asset in the hands of the corporation and we recognize gain on the disposition of such asset during the ten-year period beginning on the date on which such asset was acquired by us, then we will be subject to the built-in gain rule.  Built-in gain is the excess of the fair market value of such property at the time of acquisition by us over the adjusted basis in such property at such time.  Under the built-in gain rule, such gain will be subject to tax at the highest regular corporate rate applicable.

•                        if it is determined that amounts of certain income and expense were not allocated between us and a Taxable REIT Subsidiary (as defined herein) on the basis of arm’s length dealing, or to the extent we change a Taxable REIT Subsidiary interest in excess of a commercially reasonable rate, we will be subject to a tax equal to 100% of those amounts.

Requirements for Qualification

The Code defines a REIT as a corporation, trust, or association:

(a)                that is managed by one or more trustees or directors;

(b)               the beneficial ownership of which is evidenced by transferable shares or by transferable certificates of beneficial interest;

(c)                that would be taxable as a domestic corporation, but for Sections 856 through 859 of the Code;

(d)               that is neither a financial institution nor an insurance company subject to specific provisions of the Code;

(e)                the beneficial ownership of which is held by 100 or more persons;

(f)                  during the last half of each taxable year not more than 50% in value of the outstanding stock of which is owned, directly or indirectly, by five or fewer individuals; and

(g)               that meets other tests, described below, regarding the nature of its income and assets.

The Code provides that conditions (a) through (d), inclusive, must be met during the entire taxable year and that condition (e) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months.  Conditions (e) and (f), however, will not apply until after the first taxable year for which an election is made to be taxed as a REIT.  We believe we have issued and have outstanding sufficient shares of stock with sufficient diversity of ownership to allow us to satisfy conditions (e) and (f).  In addition, we intend to comply with Treasury regulations requiring us to ascertain the actual ownership of our outstanding shares.  Our articles of incorporation include restrictions regarding the transfer of shares of capital stock that are intended to assist us in continuing to satisfy the share ownership requirements described in (e) and (f) above.  See “Restrictions on Ownership of Capital Stock” beginning on page 8 of this prospectus.

If a REIT owns a corporate subsidiary that is a qualified REIT subsidiary (generally, a corporation wholly owned by the REIT), that subsidiary is disregarded for federal income tax purposes and all assets, liabilities and items of income, deduction and credit of the subsidiary are treated as assets, liabilities and items of the REIT itself.  Similarly, a single member limited liability company owned by the REIT or by the operating partnership is generally disregarded as a separate entity for federal income tax purposes.

In the case of a REIT that is a partner in a partnership, Treasury regulations provide that for purposes of the gross income tests and asset tests, the REIT will be deemed to own its proportionate share, based on its interest in partnership capital, of the assets of the partnership and will be deemed to be entitled to the income of the partnership attributable to such share.  In addition, the assets and gross income of the partnership will retain the same character in the hands of the REIT for purposes of Section 856 of the Code, including satisfying the gross income tests and asset tests, that they have in the hands of the partnership.  Thus, our proportionate share of the assets, liabilities and items of gross income of the operating partnership will be treated as our assets, liabilities and items of gross income for purposes of applying the requirements described herein.

Finally, a corporation may not elect to become a REIT unless its taxable year is the calendar year.  Our taxable year is the calendar year.

Income Tests.  In order to maintain qualification as a REIT, we must annually satisfy two gross income tests.  First, at least 75% of the REIT’s gross income, excluding gross income from prohibited transactions, for each taxable year must be derived directly or indirectly from investments relating to real property or mortgages on real property, including rents from real property and, in specific circumstances, from certain types of temporary investments.  Second, at least 95% of the REIT’s gross income, excluding gross income from prohibited transactions, for each taxable year must be derived from such real property investments described above and from dividends, interest and gain from the sale or disposition of stock or securities, or from any combination of the foregoing.  If we fail to satisfy one or both of the 75% or the 95% gross income tests for any taxable year, we nevertheless may qualify as a REIT for such year if we are entitled to relief under specific provisions of the Code.  These relief provisions generally are available if our failure to meet any such tests was due to reasonable cause and not due to wilful neglect, we attach a schedule of the sources of our income to our federal corporate income tax return and any incorrect information on the schedule was not due to fraud with intent to evade tax.  It is not possible, however, to state whether in all circumstances we would be entitled to the benefit of these relief provisions.  As discussed above, even if these relief provisions were to apply, a tax would be imposed with respect to the non-qualifying net income.

For purposes of the income tests, rents received by a REIT will qualify as rents from real property only if the following conditions are met:

•                        the amount of rent must not be based in whole or in part on the income or profits of any person.  However, an amount received or accrued generally will not be excluded from rents from real property solely by reason of being based on a fixed percentage or percentages of receipts or sales.

•                        rents received from a tenant generally will not qualify as rents from real property in satisfying the gross income tests if the REIT, or a direct or indirect owner of 10% or more of the REIT, directly or constructively, owns 10% or more of such tenant.

•                        if rent attributable to personal property, leased in connection with a lease of real property, is greater than 15% of the total rent received under the lease, then the portion of rent attributable to such personal property will not qualify as rents from real property.

•                        the REIT generally must not operate or manage the property or furnish or render services to tenants, except through a Taxable REIT Subsidiary (as defined herein) or through an independent contractor who is adequately compensated and from whom the REIT derives no income.

The independent contractor requirement, however, does not apply to the extent the services provided by the REIT are usually or customarily rendered in connection with the rental of space for occupancy only and are not otherwise considered rendered to the occupant.  Additionally, under the de minimis rule for noncustomary services, if the value of the noncustomary service income with respect to a property, valued at no less than 150% of the REIT’s direct costs of performing such services, is 1% or less of the total income derived from the property, then the noncustomary service income will not cause other income from the property to fail to qualify as rents from real property (but the noncustomary service income itself will never qualify as rents from real property).

We have received a favorable ruling from the IRS with respect to our provision of telecommunication services, including high-speed Internet access, to our tenants.  Under the ruling, providing these services to a property will not disqualify rents received from the property.  In addition, amounts that we receive for providing these services will constitute rents from real property.

Asset Tests.  In order to maintain qualification as a REIT, we must also satisfy, at the close of each quarter of our taxable year, the following tests relating to the nature of our assets:

•                        at least 75% of the value of our total assets must be represented by real estate assets, including (a) our allocable share of real estate assets held by the operating partnership or any partnerships in which the operating partnership owns an interest and (b) stock or debt instruments held for not more than one year purchased with the proceeds of a stock offering or long-term (i.e., at least five-year) public debt offering of SL Green, cash, cash items and government securities;

•                        no more than 20% of the value of our total assets may be securities of one or more Taxable REIT Subsidiaries; and

•                        except for securities in the 75% asset class and securities of a Taxable REIT Subsidiary or a qualified REIT subsidiary:  (a) the value of any one issuer’s securities owned by us may not exceed 5% of the value of our total assets; (b) we may not own more than 10% of the total voting power of any one issuer’s outstanding securities; and (c) we may not own more than 10% of the total value of any one issuer’s outstanding securities (other than certain “straight debt” securities).

We own in excess of 10% of the stock of each of Gramercy Capital Corp. and a number of other non-publicly traded REITs, each of which has elected (or will elect) to be taxed as a REIT for federal income tax purposes.  As a REIT, each of these companies is subject to the various REIT qualification requirements.  We believe that each of these companies has been organized and has operated in a manner to qualify for taxation as a REIT for federal income tax purposes and will continue to be organized and operated in this manner.  If any of these companies were to fail to qualify as a REIT, our interest in the stock of such company could cease to be a qualifying real estate asset for purposes of the 75% asset test and could thus become subject to the 5% asset test, the 10% voting stock limitation and the 10% value limitation applicable to our ownership in corporations generally (other than REITs, qualified REIT subsidiaries and Taxable REIT Subsidiaries).  As a result, we could fail to qualify as a REIT.

A “Taxable REIT Subsidiary” is a corporation in which we own an interest that may earn income that would not be qualifying income if we earned it directly and may hold assets that would not be qualifying assets if we held them directly.  We may hold up to 100% of the stock in a Taxable REIT Subsidiary.  To treat a corporation as a Taxable REIT Subsidiary, we and the corporation must make a joint election by filing a Form 8875 with the IRS.  A Taxable REIT Subsidiary will be liable for tax at corporate rates on any income it earns.  Moreover, to prevent shifting of income and expenses between us and a Taxable REIT Subsidiary, the Code imposes on us a tax equal to 100% of certain items of income and expense that are not allocated between us and the Taxable REIT Subsidiary at arm’s length.  The 100% tax is also imposed to the extent we charge a Taxable REIT Subsidiary interest in excess of a commercially reasonable rate.

After initially meeting an asset test at the close of any quarter, we will not lose our status as a REIT for failure to satisfy that asset test at the end of a later quarter solely by reason of changes in asset values.  If the failure to satisfy the asset test results from an acquisition of securities or other property during a quarter, the failure can be cured by disposition of sufficient nonqualifying assets within 30 days after the close of that quarter.

Under recently enacted legislation effective beginning with our 2005 taxable year, we would not lose our REIT status as the result of a failure of the 5% test, the 10% vote test or the 10% value test if value of the assets causing the violation did not exceed the lesser of 1% of the value of our assets at the end of the quarter in which the violation occurred or $10,000,000 and we were to cure the violation by disposing of assets within six months of the end of the quarter in which we identified the failure.  In addition, for a failure of the 5% test, the 10% vote test or the 10% value test that is larger than this amount, and for a failure of the 75% test or the 20% test, we would not lose our REIT status if the failure were for reasonable cause and not due to wilful neglect and we were to (i) file a schedule with the IRS describing the assets causing the violation, (ii) cure the violation by disposing of assets within six months of the end of the quarter in which we identified the failure and (iii) pay a tax equal to the greater of $50,000 or the product derived by multiplying the highest federal corporate income tax rate by the net income generated by the non-qualifying assets during the period of the failure.  It is not possible, however, to state whether in all cases we would be entitled to these relief provisions.

Annual Distribution Requirements.  In order to qualify as a REIT, we are required to distribute dividends, other than capital gain dividends, to our stockholders in an amount at least equal to (a) the sum of (A) 90% of our REIT taxable income (computed without regard to the dividends paid deduction and our net capital gain) and (B) 90% of the net income, after tax, if any, from foreclosure property, minus (b) the sum of specific items of non-cash income.  We must pay the distribution during the taxable year to which the distributions relate, or during the following taxable year, if declared before we timely file our tax return for the preceding year and paid on or before the first regular dividend payment after the declaration.  In addition, a dividend declared and payable to a stockholder of record in October, November or December of any year may be treated as paid and received on December 31 of such year even if paid in January of the following year.  To the extent that we do not distribute all of our net capital gain or distribute at least 90%, but less than 100%, of our REIT ordinary taxable income, we will be subject to tax on the undistributed amount at regular corporate capital gain and ordinary income rates, respectively.  Furthermore, if we fail to distribute during each calendar year at least the sum of (a) 85% of our REIT ordinary income for such year, (b) 95% of our REIT capital gain income for such year and (c) any undistributed taxable income from prior periods, we will be subject to a 4% excise tax on the excess of such amounts over the amounts actually distributed.

We intend to make timely distributions sufficient to satisfy the annual distribution requirements.  In this regard, it is expected that our REIT taxable income will be less than our cash flow due to the allowance of depreciation and other non-cash charges in computing REIT taxable income.  Moreover, the partnership agreement of the operating partnership authorizes us, as general partner, to take such steps as may be necessary to cause the operating partnership to make distributions to its partners in amounts sufficient to permit us to meet these distribution requirements.  It is possible, however, that we may not have sufficient cash or other liquid assets to meet the 90% distribution requirement.  In the event that such circumstances do occur, then in order to meet the 90% distribution requirement, we may cause the operating partnership to arrange for short-term, or possibly long-term, borrowings to permit the payment of required distributions.

Under specific circumstances, we may rectify a failure to meet the distribution requirement for a year by paying deficiency dividends to stockholders in a later year that may be included in our deduction for dividends paid for the earlier year.  Thus, we may be able to avoid being taxed on amounts distributed as deficiency dividends.  However, we would be required to pay to the IRS interest based upon the amount of any deduction taken for deficiency dividends.

Failure to Qualify

If we fail to qualify for taxation as a REIT in any taxable year and certain relief provisions do not apply, we will be subject to tax, including any applicable alternative minimum tax, on our taxable income at regular corporate rates.  Distributions to stockholders in any year in which we fail to qualify as a REIT will not be deductible by us, nor will we be required to make distributions.  Unless entitled to relief under specific statutory provisions, we also will be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost.  It is not possible to state whether in all circumstances we would be entitled to such statutory relief.

Under recently enacted legislation, effective beginning with our 2005 taxable year, we would not lose our REIT status as the result of a failure to satisfy certain REIT requirements, such as requirements involving our organizational structure, if the failure was due to reasonable cause and not due to wilful neglect and we were to pay a tax of $50,000.  It is not possible, however, to state whether in all cases we would be entitled to this statutory relief.

Taxation of Stockholders

This discussion does not address all of the tax consequences that may be relevant to particular stockholders in light of their particular circumstances.  Stockholders should consult their own tax advisors for a complete description of the tax consequences of investing in the offered stock.

U.S. Stockholders

As used herein, the term U.S. Stockholder means a stockholder who is a U.S. Person.  A U.S. Person is defined as a citizen or resident of the United States, a corporation or partnership (including an entity treated as a corporation or partnership for United States federal income tax purposes) created or organized in or under the laws of the United States, any State of the United States or the District of Columbia (other than a partnership that is not treated as a U.S. Person under any applicable Treasury regulations), an estate whose income is subject to United States federal income tax regardless of its source, or a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. Persons have the authority to control all substantial decisions of the trust.  Notwithstanding the preceding sentence, to the extent provided in Treasury regulations, specific trusts in existence on August 20, 1996, and treated as U.S. Persons prior to such date, that elect to continue to be treated as U.S. Persons, also will be U.S. Persons.

Distributions.  As long as we qualify as a REIT, distributions made to our taxable U.S. stockholders out of current or accumulated earnings and profits and not designated as capital gain dividends will be taken into account by them as ordinary income.  Corporate stockholders will not be eligible for the dividends received deduction as to such amounts.  Earnings and profits are allocated to distributions with respect to preferred stock before they are allocated to distributions with respect to common stock.  Distributions that are designated as capital gain dividends will be taxed as capital gains to the extent they do not exceed our actual net capital gain for the taxable year without regard to the period for which the stockholder has held our stock.  If we elect to retain and pay income tax on any net capital gain, U.S. Stockholders would include in their income as capital gain their proportionate share of such net capital gain.  A U.S. Stockholder would also receive the right to claim a refundable tax credit for such stockholder’s proportionate share of the tax paid by us on such retained capital gains and an increase in its basis in our stock.  This increase in basis will be in an amount equal to the excess of the undistributed capital gains over the amount of tax paid thereon by us.  Distributions in excess of current and accumulated earnings and profits will not be taxable to a U.S. Stockholder to the extent that they do not exceed the adjusted basis of the stock, but rather will reduce the adjusted basis of the stock.  To the extent that such distributions exceed a U.S. Stockholder’s adjusted basis in the stock, such distribution will be included in income as capital gain, assuming the stock is a capital asset in the hands of the stockholder.

Any dividend declared by us in October, November or December of any year payable to a stockholder of record on a specific date in any such month shall be treated as both paid by us and received by the stockholder on December 31 of such year, provided the dividend is actually paid by us during January of the following calendar year.

Sale or Exchange.  In general, a U.S. Stockholder realizes capital gain or loss on the sale or exchange of the stock equal to the difference between (a) the amount of cash and the fair market value of any property received on such disposition, and (b) the stockholder’s adjusted basis in the stock.  To the extent a U.S. Stockholder who is an individual, a trust or an estate holds the stock for more than one year, any gain realized would be subject to tax rates applicable to long-term capital gains.  However, any loss recognized by a U.S. Stockholder from selling or otherwise disposing of stock held for six months or less will be treated as long-term capital loss to the extent of dividends received by the stockholder that were required to be treated as long-term capital gains.

Recent Tax Legislation.  Under legislation recently enacted, the maximum tax rate on long-term capital gains to individuals has generally been reduced from 20% to 15% (from May 6, 2003 through December 31, 2008) and the maximum tax rate on dividends to individuals has generally been reduced from 38.6% to 15% (from January 1, 2003 through December 31, 2008).  The reduction in long-term capital gain rates will generally be applicable to sales of stock of a REIT and capital gain dividends received from a REIT (except to the extent representing real estate depreciation recapture, which continues to be taxed at a 25% rate).  For capital gain dividends attributable to our capital gains for periods prior to May 6, 2003, non-corporate U.S. stockholders may continue to be taxed at a 20% rate with respect to such dividends.  The reduction in rates on dividends is generally not applicable to dividends paid by a REIT except in limited circumstances that we do not contemplate.

Backup Withholding.  We will report to our U.S. Stockholders and the IRS the amount of dividends paid during each calendar year and the amount of tax withheld, if any, with respect thereto.  Under the backup withholding rules, a stockholder may be subject to backup withholding at a rate of 28% with respect to dividends paid unless the holder (a) is a corporation or comes within other exempt categories and, when required, demonstrates this fact, or (b) provides a taxpayer identification number and certifies as to no loss of exemption, and otherwise complies with the applicable requirements of the backup withholding rules.  In addition, we may be required to withhold a portion of capital gain distributions made to any stockholders who fail to certify their non-foreign status to us.

An individual who is a U.S. Stockholder may satisfy the requirements for avoiding backup withholding by providing us with an appropriately prepared IRS Form W-9.  If a U.S. Stockholder does not provide us with their correct taxpayer identification number, then the U.S. Stockholder may also be subject to penalties imposed by the IRS.

Backup withholding tax is not an additional tax.  Any amounts withheld under the backup withholding tax rules will be refunded or credited against the U.S. Stockholders federal income tax liability, provided the U.S. Stockholder furnishes the required information to the IRS.

Taxation of Tax-Exempt Stockholders

The IRS has ruled that amounts distributed as dividends by a qualified REIT generally do not constitute unrelated business taxable income (“UBTI”) when received by a tax-exempt entity.  Based on that ruling, the dividend income from our stock will not be UBTI to a tax-exempt stockholder, provided that the tax-exempt stockholder has not held stock as debt financed property within the meaning of the Code and such stock is not otherwise used in a trade or business unrelated to the tax-exempt stockholder’s exempt purpose.  Similarly, income from the sale of the stock will not constitute UBTI unless such tax-exempt stockholder has held such stock as debt financed property within the meaning of the Code or has used the shares in a trade or business.

Notwithstanding the above paragraph, if we are a pension-held REIT, then any qualified pension trust that holds more than 10% of our stock will have to treat dividends as UBTI in the same proportion that our gross income would be UBTI.  A qualified pension trust is any trust described in Section 401(a) of the Code that is exempt from tax under Section 501(a).  In general, we will be treated as a pension-held REIT if both (a) we are predominantly owned by qualified pension trusts (i.e., if one such trust holds more than 25% of the value of our stock or one or more such trusts, each holding more than 10% of the value of our stock, collectively hold more than 50% of the value of our stock) and (b) we would not be a REIT if we had to treat our stock held by qualified pension trust as owned by the qualified pension trust (instead of treating such stock as owned by the qualified pension trust’s multiple beneficiaries).  Although we do not anticipate being classified as a pension-held REIT, we cannot assume that this will always be the case.

In addition, if you are a tax-exempt stockholder described in Section 512(a)(3) of the Code, then distributions received from us may also constitute UBTI.  You are described in Section 512(a)(3) if you qualify for exemption under Sections 501(c)(7), (9), (17), or (20).

Taxation of Non-U.S. Stockholders

The rules governing U.S. federal income taxation of nonresident alien individuals, foreign corporations, foreign partnerships and other foreign stockholders, which are referred to collectively as Non-U.S. Stockholders are complex and no attempt will be made herein to provide more than a limited summary of such rules.  Non-U.S. Stockholders should consult with their own tax advisors to determine the impact of U.S. Federal, state and local income tax laws with regard to an investment in the stock, including any reporting requirements.

Ordinary Dividends.  Distributions, other than distributions that are treated as attributable to gain from sales or exchanges by us of U.S. real property interests and other than distributions designated by us as capital gain dividends, will be treated as ordinary income to the extent that they are made out of our current or accumulated earnings and profits.  Such distributions to Non-U.S. Stockholders will ordinarily be subject to a withholding tax equal to 30% of the gross amount of the distribution, unless an applicable tax treaty reduces that tax rate.  However, if income from the investment in the shares of the stock is treated as effectively connected with the Non-U.S. Stockholder’s conduct of a U.S. trade or business, the Non-U.S. Stockholder generally will be subject to a tax at graduated rates in the same manner as U.S. stockholders are taxed with respect to such dividends and may also be subject to the 30% branch profits tax if the stockholder is a foreign corporation.

Dividends paid to an address in a country outside the United States are not presumed to be paid to a resident of such country for purposes of determining the applicability of withholding discussed above and the applicability of a tax treaty rate.  A Non-U.S. Stockholder who wishes to claim the benefit of an applicable treaty rate may need to satisfy certification and other requirements, such as providing an IRS Form W-8BEN.  A Non-U.S. Stockholder who wishes to claim that distributions are effectively connected with a United States trade or business, may need to satisfy certification and other requirements in order to avoid withholding, such as providing IRS Form W-8ECI.  Other requirements may apply to Non-U.S. Stockholders that hold their shares through a financial intermediary or foreign partnership.

Return of Capital.  Distributions in excess of our current and accumulated earnings and profits, which are not treated as attributable to the gain from the disposition by us of a U.S. real property interest, will not be taxable to a Non-U.S. Stockholder to the extent that they do not exceed the adjusted basis of the stock, but rather will reduce the adjusted basis of such stock.  To the extent that such distributions exceed the adjusted basis of the stock, they will give rise to tax liability if the Non-U.S. Stockholder otherwise would be subject to tax on any gain from the sale or disposition of its stock, as described below.  If it cannot be determined at the time a distribution is made whether such distribution will be in excess of current and accumulated earnings and profits, the distribution will be subject to withholding at the rate applicable to dividends.  However, the Non-U.S. Stockholder may seek a refund of such amounts from the IRS to the extent it is subsequently determined that such distribution was, in fact, in excess of our current and accumulated earnings and profits.

Capital Gain Dividends.  For any year in which we qualify as a REIT, distributions that are attributable to gain from sales or exchanges by us of U.S. real property interests will be taxed to a Non-U.S. Stockholder under the provisions of the Foreign Investment in Real Property Tax Act of 1980, as amended (“FIRPTA”).  Under FIRPTA, these distributions are taxed to a Non-U.S. Stockholder as if such gain were effectively connected with a U.S. business.  Thus, Non-U.S. Stockholders will be taxed on such distributions at the same capital gain rates applicable to U.S. stockholders, subject to any applicable alternative minimum tax and special alternative minimum tax (in the case of nonresident alien individuals), without regard to whether such distributions are designated by us as capital gain dividends.  Also, distributions subject to FIRPTA may be subject to a 30% branch profits tax in the hands of a corporate Non-U.S. Stockholder not entitled to treaty relief or exemption.  We are required by applicable Treasury Regulations under FIRPTA to withhold 35% of any distribution that could be designated by us as a capital gain dividend.  Under recently enacted legislation, capital gain dividends paid to a Non-U.S. Stockholder with respect to a class of REIT stock that is regularly traded on an established securities market in the United States will be treated as ordinary dividends, and not as capital gain dividends subject to FIRPTA, if the Non-U.S. Stockholder owns no more than 5% of the class of stock at any time during the one year period ending on the dividend payment date.

Sale or Exchange of Stock.  Gain recognized by a Non-U.S. Stockholder upon a sale or exchange of stock, including a redemption that is treated as a sale, generally will not be taxed under FIRPTA if we are a domestically controlled REIT.  A REIT is a “domestically controlled REIT” if at all times during a specified testing period less than 50% in value of its stock is held directly or indirectly by Non-U.S. persons.  However, gain not subject to FIRPTA will be taxable to a Non-U.S. Stockholder if (a) investment in the stock is treated as effectively connected with the Non-U.S. Stockholder’s U.S. trade or business, in which case the Non-U.S. Stockholder will be subject to the same treatment as U.S. stockholders with respect to such gain, or (b) the Non-U.S. Stockholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year, in which case the nonresident alien individual will be subject to a 30% tax on the individual’s capital gains.  A similar rule will apply to capital gain dividends not subject to FIRPTA.

Although we anticipate that we will qualify as a domestically controlled REIT, we cannot assume that we will continue to so qualify.  If we were not a domestically controlled REIT, whether or not a Non-U.S. Stockholder’s sale of stock would be subject to tax under FIRPTA would depend on whether or not the stock was regularly traded on an established securities market and on the size of the selling Non-U.S. Stockholder’s interest in us.  If the gain on the sale of the stock were to be subject to tax under FIRPTA, the Non-U.S. Stockholder would be subject to the same treatment as U.S. stockholders with respect to such gain, subject to any applicable alternative minimum tax and a special alternative minimum tax (in the case of nonresident alien individuals) and the purchaser of such stock may be required to withhold 10% of the gross purchase price.

Other Tax Considerations

Effect of Tax Status of Operating Partnership and Other Entities on REIT Qualification

All of our significant investments are held through the operating partnership.  The operating partnership may hold interests in properties through property-owning entities.  The operating partnership and the property-owning entities, as well as SL Green Management LLC, involve special tax considerations.  These tax considerations include:

•                        allocations of income and expense items of the operating partnership and the property-owning entities, which could affect the computation of taxable income of SL Green;

•                        the status of the operating partnership, the property-owning entities and SL Green Management LLC as partnerships or entities that are disregarded as entities separate from their owners, as opposed to associations taxable as corporations, for income tax purposes, and

•                        the taking of actions by the operating partnership or any of the property-owning entities that could adversely affect our qualification as a REIT.

In the opinion of Greenberg Traurig, LLP, based on the factual representations by our company and the operating partnership, as set forth in the first paragraph of this section, for federal income tax purposes, the operating partnership will be treated as a partnership and neither SL Green Management LLC nor any of the property-owning entities will be treated as an association taxable as a corporation (other than a Taxable REIT Subsidiary or corporation qualified to make a REIT election).  If, however, the operating partnership or any of such other entities were treated as an association taxable as a corporation, we would fail to qualify as a REIT for a number of reasons.

The partnership agreement requires that the operating partnership be operated in a manner that will enable us to satisfy the requirements for classification as a REIT.  In this regard, we will control the operation of the operating partnership through its rights as the sole general partner of the operating partnership.

Tax Allocations with Respect to the Properties

When property is contributed to a partnership in exchange for an interest in the partnership, the partnership generally takes a carryover basis in that property for tax purposes.  Therefore, the partnership’s basis is equal to the adjusted basis of the contributing partner in the property, rather than a basis equal to the fair market value of the property at the time of contribution.  Pursuant to Section 704(c) of the Code, income, gain, loss and deductions attributable to such contributed property must be allocated in a manner such that the contributing partner is charged with, or benefits from, respectively, the unrealized gain or unrealized loss associated with the property at the time of the contribution.  The amount of unrealized gain or unrealized loss is generally equal to the difference between the fair market value of the contributed property at the time of contribution and the adjusted tax basis of such property at the time of contribution, which we refer to as a “Book-Tax Difference.”  Such allocations are solely for federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners.  The operating partnership was funded by way of contributions of appreciated property to the operating partnership in the transactions leading to its formation.  Consequently, the partnership agreement requires these allocations to be made in a manner consistent with Section 704(c) of the Code and the Treasury regulations thereunder, which we refer to as the “Section 704(c) Regulations.”

The Section 704(c) Regulations require partnerships to use a “reasonable method” for allocation of items affected by Section 704(c) of the Code and they outline three methods which may be considered reasonable for these purposes.  The operating partnership generally uses the “traditional method” of Section 704(c) allocations, which is the least favorable method from our perspective because of technical limitations.  Under the traditional method, depreciation with respect to a contributed property for which there is a Book-Tax Difference first will be allocated to SL Green and other partners who did not have an interest in the property until they have been allocated an amount of depreciation equal to what they would have been allocated if the operating partnership had purchased such property for its fair market value at the time of contribution.  In addition, if this property is sold, gain equal to the Book-Tax Difference at the time of sale will be specially allocated to the contributor of the property.  These allocations tend to eliminate the Book-Tax Differences with respect to the contributed properties over the depreciable lives of the contributed property.  However, they may not always entirely eliminate the Book-Tax Difference on an annual basis or with respect to a specific taxable transaction such as a sale.  This could cause us (a) to be allocated lower depreciation deductions for tax purposes than would be allocated to us if all properties were to have a tax basis equal to their fair market value at the time of contribution and (b) to be allocated lower amounts of taxable loss in the event of a sale of such contributed interests in the properties at a book loss, than the economic or book loss allocated to us as a result of such sale, with a corresponding benefit to the other partners in the operating partnership.  These allocations might adversely affect our ability to comply with REIT distribution requirements, although we do not anticipate that this will occur.  These allocations may also affect our earnings and profits for purposes of determining the portion of distributions taxable as dividend income.  The application of these rules over time may result in a higher portion of distributions being taxed as dividends than would have occurred had we purchased our interests in the properties at their agreed values.

Interests in the properties purchased by the operating partnership for cash simultaneously with or subsequent to our admission to the operating partnership initially will have a tax basis equal to their fair market value.  Thus, Section 704(c) of the Code will not apply to such interests.

Sunset of Reduced Tax Rate Provisions

Several of the tax considerations described herein are subject to a sunset provision.  The sunset provisions generally provide that for taxable years beginning after December 31, 2008, certain provisions that are currently in the Internal Revenue Code will revert back to a prior version of those provisions.  These include provisions related to the reduced maximum income tax rate for capital gains of 15% (rather than 20%) for taxpayers taxed at individual rates, the application of the 15% capital gains rate to qualified dividend income, and certain other tax rate provisions described herein.  The impact of this reversion is not discussed herein.  Consequently, prospective stockholders should consult their own tax advisors regarding the effect of sunset provisions on an investment in our stock.

Tax Shelter Reporting

Under recently promulgated Treasury regulations, if a stockholder recognizes a loss with respect to the shares of $2 million or more for an individual stockholder or $10 million or more for a corporate stockholder, the stockholder may be required to file a disclosure statement with the Internal Revenue Service on Form 8886.  Direct stockholders of portfolio securities are in many cases exempt from this reporting requirement, but stockholders of a REIT currently are not excepted.  The fact that a loss is reportable under these regulations does not affect the legal determination of whether the taxpayer’s treatment of the loss is proper.  Stockholders should consult their tax advisors to determine the applicability of these regulations in light of their individual circumstances.

Federal Estate Taxes

In general, if an individual who is not a citizen or resident (as defined in the Code) of the United States owns (or is treated as owning) our stock at the date of death, such stock will be included in the individual’s estate for United States federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

State and Local Tax

We and our stockholders may be subject to state and local tax in states and localities in which we do business or own property.  Our tax treatment and the tax treatment of the stockholders in such jurisdictions may differ from the federal income tax treatment described above.

PLAN OF DISTRIBUTION

This prospectus relates to the offer and sale from time to time of registered shares by the holders thereof.  We are registering the registered shares for sale to provide the holders thereof with freely tradable securities, but the registration of such shares does not necessarily mean that any of such shares will be issued by us or offered or sold by the selling stockholders.

The selling stockholders may, from time to time, offer the registered shares in one or more transactions (which may involve crosses or block transactions) on the NYSE or otherwise, in secondary distributions pursuant to and in accordance with the rules of the NYSE, in the over-the-counter market, in negotiated transactions, through the writing of options on the registered shares (whether such options are listed on an options exchange or otherwise), or a combination of such methods of sale, at fixed prices, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.  In addition, any registered shares that qualify for sale under Rule 144 under the Securities Act may be sold under that rule rather than pursuant to this prospectus.

The selling stockholders may effect such transactions by selling registered shares to or through broker-dealers or through other agents, and such broker-dealers or agents may receive compensation in the form of commissions from the selling stockholders and/or the purchasers of registered shares for whom they may act as agent.  The selling stockholders and any agents or broker-dealers that participate in the distribution of registered shares may be deemed to be “underwriters” within the meaning of the Securities Act, and any commissions received by them and any profit on the sale of registered shares may be deemed to be underwriting commissions or discounts under the Securities Act.

In the event of a “distribution” of the registered shares, selling stockholders, any selling broker-dealer or agent and any “affiliated purchasers” may be subject to Regulation M under the Exchange Act, which would prohibit, with certain exceptions, each such person from bidding for or purchasing any security which is the subject of such distribution until his participation in that distribution is completed.  In addition, Regulation M under Exchange Act prohibits certain “stabilizing bids” or “stabilizing purchases” for the purpose of pegging, fixing or stabilizing the price of common stock in connection with this offering.

At a time a particular offer of registered shares is made, a prospectus supplement, if required, will be distributed that will set forth the name or names of any dealers or agents and any commissions and other terms constituting compensation from the selling stockholders and any other required information.  The registered shares may be sold from time to time at varying prices determined at the time of sale or at negotiated prices.

In order to comply with the securities laws of certain states, if applicable, the registered shares, may be sold only through registered or licensed brokers or dealers or, if required, an exemption from issuer-dealer registration is perfected.

Pursuant to the registration rights agreement for the benefit of the selling stockholders, we have agreed to pay all expenses of effecting the registration of the registered shares offered hereby (in each case, other than underwriting discounts and commissions, fees and disbursements of accountants representing the holder and certain transfer taxes, if any) and have agreed to indemnify each holder of such registered shares and its officers and directors and any person who controls any holder against certain losses, claims, damages and expenses arising under the securities laws.

LEGAL MATTERS

Certain legal matters will be passed upon for us by Clifford Chance US LLP, New York, New York and the legal matters described under “Certain U.S. Federal Income Tax Considerations” will be passed upon by Greenberg Traurig, LLP, New York, New York.  If counsel for any underwriter, dealer or agent passes on legal matters in connection with an offering made by this prospectus, we will name that counsel in the prospectus supplement relating to the offering.

EXPERTS

The consolidated financial statements of  SL Green Realty Corp. appearing in SL Green Realty Corp’s Annual Report (Form 10-K) for the year ended December 31, 2006 (including the schedule appearing therein), and SL Green Realty Corp. management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2006 included therein, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements and management's assessment are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of Reckson Operating Partnership L.P. appearing in Reckson Operating Partnership L.P.’s Annual Report (Form 10-K) for the year ended December 31, 2006 (including the schedule appearing therein), have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Exchange Act, and, in accordance therewith, we file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information we file with the SEC at the SEC’s Public Reference Room located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. The SEC maintains an Internet website (http://www.sec.gov) that contains reports, proxy statements and information statements, and other information regarding issuers that file electronically with the SEC. Our SEC filings are also available on our Internet website (http://www.slgreen.com). The information contained on or connected to our website is not, and you must not consider the information to be, a part of this prospectus. Our securities are listed on the NYSE and all such material filed by us with the NYSE also can be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

We have filed with the SEC a registration statement on Form S-3, of which this prospectus is a part, under the Securities Act, with respect to the securities. This prospectus does not contain all of the information set forth in the registration statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. For further information concerning our company and the securities, reference is made to the registration statement. Statements contained in this prospectus as to the contents of any contract or other documents are not necessarily complete, and in each instance, reference is made to the copy of such contract or documents filed as exhibits to the registration statement, each such statement being qualified in all respects by such reference.

The SEC allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information in this prospectus. This prospectus incorporates by reference the documents set forth below that we have previously filed with the SEC. These documents contain important information about us, our business and our finances.

Document	Period
Annual Report on Form 10-K (File No. 1-13199)	Year ended December 31, 2006

Quarterly Report on Form 10-Q (File No. 1-13199)	Quarter ended March 31, 2007

Filed
Current Reports on Form 8-K and 8-K/A (File No. 1-13199)	January 11, 2007 January 30, 2007 March 21, 2007 March 27, 2007 April 6, 2007 April 12, 2007 April 20, 2007 May 30, 2007

Filed
Definitive Proxy Statement on Schedule 14A (File No. 1-13199)	April 20, 2007

In addition, this prospectus incorporates by reference the documents set forth below that Reckson Operating Partnership, L.P., has previously filed with the SEC. These documents contain important information about Reckson Operating Partnership, L.P.’s financial condition. These documents include the following:

Document	Period
Annual Report on Form 10-K (File No. 033-84580)	Year ended December 31, 2006

Quarterly Report on Form 10-Q (File No. 033-84580)	Quarter ended March 31, 2007

Filed
Current Reports on Form 8-K (File No. 033-84580)	January 30, 2007

All documents which we file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus but before the termination of the offering of securities made under this prospectus will also be deemed to be incorporated by reference.

If you request, either orally or in writing, we will provide you with a copy of any or all documents which are incorporated by reference. Such documents will be provided to you free of charge, but will not contain any exhibits, unless those exhibits are specifically incorporated by reference into those documents. Requests should be addressed to Andrew S. Levine, Esq., SL Green Realty Corp., 420 Lexington Avenue, New York, NY 10170, telephone number (212) 594-2700.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

The following table sets forth the estimated expenses in connection with the issuance and distribution of the securities registered hereby, which will be borne by the registrant.  All amounts shown are estimates, except for the SEC registration fee:

SEC registration fee	$18,131
Legal fees and expenses	50,000
Accounting fees and expenses	45,000
Miscellaneous	10,000
Total	$123,131

Item 15.  Indemnification of Directors and Officers.

The Maryland General Corporation Law, or MGCL, permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from actual receipt of an improper benefit or profit in money, property or services or active and deliberate dishonesty established by a final judgment as being material to the cause of action. Our charter contains such a provision which eliminates such liability to the maximum extent permitted by Maryland law.

Our articles of incorporation authorize us, to the maximum extent permitted by Maryland law, to obligate ourselves to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any present or former director or officer or (b) any individual who, while a director of our company and at the request of us, serves or has served another corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner or trustee of the corporation, partnership, joint venture, trust, employee benefit plan or other enterprise. The bylaws of our company obligate it, to the maximum extent permitted by Maryland law, to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any present or former director or officer who is made a party to the proceeding by reason of his service in that capacity or (b) any individual who, while a director of our company and at the request of us, serves or has served another corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner or trustee of the corporation, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made a party to the proceeding by reason of his service in that capacity. The articles of incorporation and bylaws also permit us to indemnify and advance expenses to any person who served a predecessor of our company in any of the capacities described above and to any employee or agent of our company or a predecessor of our company.

The MGCL requires a corporation to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he is made a party by reason of his service in that capacity. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (1) was committed in bad faith or (2) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation. In addition, the MGCL requires us, as a condition to advancing expenses, to obtain (a) a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by us as authorized by the bylaws and (b) a written statement by or on his behalf to repay the amount paid or reimbursed by us if it shall ultimately be determined that the standard of conduct was not met.

We have entered into indemnification agreements with each of our executive officers and directors. The indemnification agreements require, among other matters, that we indemnify our executive officers and directors to the fullest extent permitted by law and advance to the executive officers and directors all related expenses, subject to reimbursement if it is subsequently determined that indemnification is not permitted. Under these agreements, we must also indemnify and advance all expenses incurred by executive officers and directors seeking to enforce their rights under the indemnification agreements and may cover executive officers and directors under our directors’ and officers’ liability insurance. Although indemnification agreements offer substantially the same scope of coverage afforded the bylaws, they provide greater assurance to directors and executive officers that indemnification will be available, because, as contracts, they cannot be modified unilaterally in the future by the board of directors or to eliminate the rights they provide.

Item 16.  Exhibits

Exhibit Number	Description
3.1	Articles of Amendment and Restatement of SL Green Realty Corp. incorporated by reference to Exhibit 3.1 of Form 8-K, filed with the Commission on May 30, 2007.
3.2	Amended and Restated Bylaws of SL Green Realty Corp. incorporated by reference to Exhibit 3.1 of Form 8-K, filed with the Commission on July 14, 2004.
4.1

Specimen Common Stock certificate of SL Green Realty Corp. incorporated by reference to the Registration Statement on Form S-11 (No. 333-29329), declared effective by the Commission on August 14, 1997.

4.2

Indenture, dated March 26, 2007, by and among SL Green Operating Partnership, L.P., SL Green Realty Corp. and Bank of New York, as trustee, incorporated by reference to Exhibit 4.1 of Form 8-K, filed with the Commission on March 27, 2007.

4.3

Registration Rights Agreement, dated March 21, 2007, by and among SL Green Operating Partnership, L.P., SL Green Realty Corp. and Citigroup Global Markets Inc., as initial purchaser, incorporated by reference to Exhibit 4.2 of Form 8-K, filed with the Commission on March 27, 2007.

5.1*	Opinion of Clifford Chance US LLP, counsel to the registrant, as to the legality of the securities being registered.
8.1*	Opinion of Greenberg Traurig, LLP, counsel to the registrant, as to certain tax matters.
10.1

First Amended and Restated Agreement of Limited Partnership of SL Green Operating Partnership, L.P., dated May 14, 1998 incorporated by reference to Exhibit 10.1 of Form 8-K, filed with the Commission on October 23, 2002.

10.2

First Amendment to the First Amended and Restated Agreement of Limited Partnership of SL Green Operating Partnership, L.P., dated October 23, 2002 incorporated by reference to Exhibit 10.2 of Form 8-K, filed with the Commission on October 23, 2002.

10.3

Second Amendment to the First Amended and Restated Agreement of Limited Partnership of SL Green Operating Partnership, L.P., dated July 31, 2002 incorporated by reference to Exhibit 10.1 of Form 10-Q, filed with the Commission on July 31, 2002.

10.4

Third Amendment to the First Amended and Restated Agreement of Limited Partnership of SL Green Operating Partnership, L.P., dated March 15, 2004 incorporated by reference to Exhibit 10.5 of Form 10-K, filed with the Commission on March 15, 2004.

10.5

Amended and Restated Fourth Amendment to the First Amended and Restated Agreement of Limited Partnership of SL Green Operating Partnership, L.P., dated March 15, 2005 incorporated by reference to Exhibit 10.38 of Form 10-K, filed with the Commission on March 15, 2005.

10.6

Fifth Amendment to the First Amended and Restated Agreement of Limited Partnership of SL Green Operating Partnership, L.P., dated March 15, 2006 incorporated by reference to Exhibit 10.1of Form 10-Q, filed with the Commission on May 10, 2006.

10.7

Sixth Amendment to the First Amended and Restated Agreement of Limited Partnership of SL Green Operating Partnership, L.P., dated August 9, 2006 incorporated by reference to Exhibit 10.4 of Form 10-Q, filed with the Commission on August 10, 2006.

Exhibit Number	Description
10.8

Seventh Amendment to the First Amended and Restated Agreement of Limited Partnership of SL Green Operating Partnership, L.P., dated January 24, 2007 incorporated by reference to Exhibit 10.5 of Form 8-K, filed with the Commission on January 30, 2007.

23.1*	Consent of Ernst & Young LLP.
23.2*	Consent of Ernst & Young LLP.
23.3*	Consent of Clifford Chance US LLP (included in Exhibit 5.1).
23.4*	Consent of Greenberg Traurig, LLP (included in Exhibit 8.1).
24.1*	Power of Attorney (included on the signature pages hereto).

*              Filed herewith.

Item 17.  Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933, as amended;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, That: (B) Paragraphs (a)(l)(i), (a)(l)(ii) and (a)(l)(iii) of this section do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934, as amended, that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(5) That, for the purpose of determining liability under the Securities Act of 1933, as amended, to any purchaser:

(i) If the registrant is relying on Rule 430B:

(A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933, as amended, shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which the prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(6) That, for the purpose of determining liability of the registrant under the Securities Act of 1933, as amended, to any purchaser in the initial distribution of the securities:

The undersigned registrant hereby undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about an undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the registrant to the purchaser.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, as amended, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934, as amended), that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on June 21, 2007.

SL GREEN REALTY CORP.

By:	/s/ Gregory F. Hughes
	Name:	Gregory F. Hughes
	Title:	Chief Operating Officer and Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that we, the undersigned officers and directors of SL Green Realty Corp. hereby severally constitute Marc Holliday, Andrew S. Levine and Gregory F. Hughes, and each of them singly, our true and lawful attorneys and with full power to them, and each of them singly, to sign for us and in our names in the capacities indicated below, the Registration Statement on Form S-3 filed herewith and any and all amendments to said Registration Statement on Form S-3, and generally to do all such things in our names and in our capacities as officers and directors to enable SL Green Realty Corp. to comply with the provisions of the Securities Exchange Act of 1934, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said Registration Statement on Form S-3 and any and all amendments thereto.

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Stephen L. Green	Chairman of the Board of Directors	June 21, 2007
Stephen L. Green

/s/ Marc Holliday	Chief Executive Officer	June 21, 2007
Marc Holliday	and Director

/s/ Gregory F. Hughes	Chief Operating Officer and	June 21, 2007
Gregory F. Hughes	and Chief Financial Officer

/s/ John H. Alschuler, Jr.	Director	June 21, 2007
John H. Alschuler, Jr.

/s/ Edwin Thomas Burton, III	Director	June 21, 2007
Edwin Thomas Burton, III

/s/ John S. Levy	Director	June 21, 2007
John S. Levy

EXHIBIT INDEX

Exhibit Number	Description

3.1	Articles of Amendment and Restatement of SL Green Realty Corp. incorporated by reference to Exhibit 3.1 of Form 8-K, filed with the Commission on May 30, 2007.
3.2	Amended and Restated Bylaws of SL Green Realty Corp. incorporated by reference to Exhibit 3.1 of Form 8-K, filed with the Commission on July 14, 2004.
4.1

Specimen Common Stock certificate of SL Green Realty Corp. incorporated by reference to the Registration Statement on Form S-11 (No. 333-29329), declared effective by the Commission on August 14, 1997.

4.2

Indenture, dated March 26, 2007, by and among SL Green Operating Partnership, L.P., SL Green Realty Corp. and Bank of New York, as trustee, incorporated by reference to Exhibit 4.1 of Form 8-K, filed with the Commission on March 27, 2007.

4.3

Registration Rights Agreement, dated March 21, 2007, by and among SL Green Operating Partnership, L.P., SL Green Realty Corp. and Citigroup Global Markets Inc., as initial purchaser, incorporated by reference to Exhibit 4.2 of Form 8-K, filed with the Commission on March 27, 2007.

5.1*	Opinion of Clifford Chance US LLP, counsel to the registrant, as to the legality of the securities being registered.
8.1*	Opinion of Greenberg Traurig, LLP, counsel to the registrant, as to certain tax matters.
10.1

First Amended and Restated Agreement of Limited Partnership of SL Green Operating Partnership, L.P., dated May 14, 1998 incorporated by reference to Exhibit 10.1 of Form 8-K, filed with the Commission on October 23, 2002.

10.2

First Amendment to the First Amended and Restated Agreement of Limited Partnership of SL Green Operating Partnership, L.P., dated October 23, 2002 incorporated by reference to Exhibit 10.2 of Form 8-K, filed with the Commission on October 23, 2002.

10.3

Second Amendment to the First Amended and Restated Agreement of Limited Partnership of SL Green Operating Partnership, L.P., dated July 31, 2002 incorporated by reference to Exhibit 10.1 of Form 10-Q, filed with the Commission on July 31, 2002.

10.4

Third Amendment to the First Amended and Restated Agreement of Limited Partnership of SL Green Operating Partnership, L.P., dated March 15, 2004 incorporated by reference to Exhibit 10.5 of Form 10-K, filed with the Commission on March 15, 2004.

10.5

Amended and Restated Fourth Amendment to the First Amended and Restated Agreement of Limited Partnership of SL Green Operating Partnership, L.P., dated March 15, 2005 incorporated by reference to Exhibit 10.38 of Form 10-K, filed with the Commission on March 15, 2005.

10.6

Fifth Amendment to the First Amended and Restated Agreement of Limited Partnership of SL Green Operating Partnership, L.P., dated March 15, 2006 incorporated by reference to Exhibit 10.1of Form 10-Q, filed with the Commission on May 10, 2006.

10.7

Sixth Amendment to the First Amended and Restated Agreement of Limited Partnership of SL Green Operating Partnership, L.P., dated August 9, 2006 incorporated by reference to Exhibit 10.4 of Form 10-Q, filed with the Commission on August 10, 2006.

10.8

Seventh Amendment to the First Amended and Restated Agreement of Limited Partnership of SL Green Operating Partnership, L.P., dated January 24, 2007 incorporated by reference to Exhibit 10.5 of Form 8-K, filed with the Commission on January 30, 2007.

23.1*	Consent of Ernst & Young LLP.
23.2*	Consent of Ernst & Young LLP.
23.3*	Consent of Clifford Chance US LLP (included in Exhibit 5.1).
23.4*	Consent of Greenberg Traurig, LLP (included in Exhibit 8.1).
24.1*	Power of Attorney (included on the signature pages hereto).

*              Filed herewith.